Exhibit 99.2

Unaudited Pro forma Condensed Combined Financial Statements

On February 23, 2005, M-Wave, Inc. completed its acquisition of substantially all the assets of Jayco Ventures, Inc. The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the completed acquisition.

The unaudited pro forma condensed balance sheet as of December 31, 2004, and the unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2004, are presented herein. The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of M-Wave, Inc. and Jayco ventures, Inc. as of December 31, 2004. The unaudited pro forma condensed combined statements of operations were prepared using the historical statements of operations of M-Wave, Inc. and Jayco Ventures, Inc. for the twelve months ended December 31, 2004.

The unaudited pro forma condensed balance sheet gives effect to the acquisition as if it had been completed on December 31, 2004, and combines the audited condensed balance sheets of M-Wave, Inc. and Jayco Ventures, Inc. The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2004 give effect to the acquisition as if it had occurred on January 1, 2004.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations actually would have been if the events described above occurred as of the dates indicated or what the financial position or results would be for any future periods. The unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated and combined financials statements of M-Wave, Inc. or Jayco Ventures, Inc., and should be read in conjunction with M-Wave, Inc.’s historical financial statements and related notes, M-Wave’s “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained in M-Wave’s Quarterly Report on Form 10-QSB for the periods ending March 31, 2005, June 30, 2005, September 30, 2005 and its Annual Report on Form 10-KSB for the year ended December 31, 2004, and Jayco Venture Inc.’s financial statements presented herein.

M-Wave, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2004

	M-Wave	Jayco Ventures	Pro forma Adjustments		Pro forma Combined
ASSETS	(As Reported)
Current Assets:
Cash	$1,321,445	$0	$1,550,000	(A)
			(1,718,471)	(B)	$1,152,974
Accounts receivable, net	2,040,768	199,432	300,568	(B)	2,540,768
Inventories, net	785,979	754,145	(554,145)	(B)	985,979
Prepaid product credits	340,000	-	-		340,000
Prepaid expenses and other	136,865	19,785	(19,785)	(B)	136,865
Total current assets	4,625,057	973,362	(441,833)		5,156,586

Machinery and equipment-net	322,929	98,839	1,161	(B)	422,929
Land, building and improvements held for sale and idle	745,821	0	0		745,821
Other Intangible Assets, net	0	0	60,000	(B)	60,000
Investment in equity securities	225,000	0	0		225,000
Goodwill	0	0	858,471	(B)	858,471
Total Assets	$5,918,807	$1,072,201	$477,799		$7,468,807

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,163,013	$3,190,004	($3,358,475)	(B)
			$168,471	(B)	$1,163,013
Accrued expenses	518,484	107,682	(107,682)	(B)	518,484
Line of Credit	0	798,411	(798,411)	(B)	0
Capital Lease Obligations	0	45,707	(45,707)	(B)	0
Note payable, bank, net	1,189,192	327,749	(327,749)	(B)	1,189,192
Lease Abandonment Costs	0	914,914	(914,914)	(B)	0
Total current liabilities	2,870,689	5,384,467	(5,384,467)		2,870,689
Long Term Debt	0	0	1,173,520	(A)	1,173,520
Stockholder Loan Payable	0	55,000	(55,000)	(B)	0
Total liabilities	2,870,689	5,439,467	(4,265,947)		4,044,209

Stockholders' Equity/(deficit):
Preferred Convertible Stock - Series A	1,261,010	0	0		1,261,010
Common Stock	33,974	500	(500)	(B)	33,974
Additional paid-in capital	11,840,351	0	376,480	(A)	12,216,831
Accumulated deficit	(7,802,047)	(4,367,766)	4,367,766	(B)	(7,802,047)
Treasury stock	(2,285,170)	0	0		(2,285,170)
Total stockholders' equity/(deficit)	3,048,118	(4,367,266)	4,743,746		3,424,598
Total Liabilities and Stockholders' Equity	$5,918,807	$1,072,201	$477,799		$7,468,807

See accompanying Notes to Unaudited Pro forma Condensed Combined Financial Statements

M~Wave, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Twelve Months Ended December 31, 2004

	M-Wave	Jayco Ventures	Pro forma Adjustments		Pro forma Combined

Net sales	$17,461,858	$16,399,921	$0		$33,861,779
Cost of goods sold	14,252,656	14,264,084	0		28,516,740
Gross profit	3,209,202	2,135,837	0		5,345,039
Operating expenses:
General and administrative	2,394,255	2,694,867	(1,901,117)	(C)
			30,000	(D)	3,218,005
Selling and marketing	1,340,823	3,010,671	0		4,351,494
Impairment loss recognized on investment in AM-Wave, LLC	591,359	0	(591,359)	(E)	0
Stock compensation	227,948	0	(227,948)	(E)	0
Total operating expenses	4,554,385	5,705,538	(2,690,424)		7,569,499
Operating loss	(1,345,183)	(3,569,701)	2,690,424		(2,224,460)

Other income (expense):
Interest income	46,729	11,097	0		57,826
Interest expense	(162,742)	(175,238)	(280,493)	(F)	(618,473)
Trade debt forgiveness	1,013,377	0	(1,013,377)	(E)	0
Recovery and settlement of note receivable	225,000	0	(225,000)	(E)	0
Total other income (expense)	1,122,364	(164,141)	(1,518,870)		(560,647)
Loss from continuing operations	$(222,819)	$(3,733,842)	$1,171,554		$(2,785,107)

See accompanying Notes to Unaudited Pro forma Condensed Combined Financial Statements

M-Wave, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1.	Basis of Presentation

The unaudited pro forma condensed combined financial statements of M-Wave, Inc. (“M-Wave”) for the twelve months ended December 31, 2004 give effect to the acquisition of Jayco Ventures Inc. (“Jayco”) as if it had been completed on January 1, 2004. The unaudited pro forma condensed combined balance sheet as of December 31, 2004 gives effect to the acquisition of Jayco as if it had occurred on December 31, 2004.

The unaudited pro forma condensed combined statements of operations and unaudited pro forma condensed combined balance sheet were derived by adjusting M-Wave’s historical financial statements for the acquisition of Jayco. The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations are provided for informational purposes only and should not be construed to be indicative of M-Wave’s financial position or results of operations for any future period or date.

The unaudited pro forma condensed combined balance sheet and unaudited condensed combined statements of operations and accompanying notes should be read in conjunction with M-Wave’s “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained in M-Wave’s Quarterly Reports of Form 10-QSB for the periods ending March 31 2005, June 20, 2005, September 30, 2005, and its Annual Report on Form 10-KSB for the year ended December 31, 2004, and Jayco’s financial statements presented herein.

Note 2.	Purchase Price

The unaudited pro forma condensed combined financial statements reflect a purchase price of approximately $1,718,000.

Based on the purchase price and direct acquisition costs incurred, the purchase price allocation is as follows:

	Balance at 12/31/2004	Interim Period Activity	Purchase Acctg Adjustments	Value at Acquisition
Accounts Receivable	$199,432	$686,197	$(385,629)	$500,000
Inventory	$754,145	$(152,625)	$(401,520)	$200,000
Fixed Assets	$98,839	$1,161	$-	$100,000
Intangible Assets	$-	$-	$60,000	$60,000
Goodwill	$-	$-	$858,471	$858,471
	$1,052,416	$534,733	$131,322	$1,718,471

The purchase price was substantially funded by the financing discussed in Note 3(A). Valuation of assets discussed in Note 3(B).

Note 3.	Pro forma Adjustments

The following pro forma adjustments are based upon management’s estimates of the value of the tangible and intangible assets acquired. These estimates are subject to finalization.

(A)
Represents borrowings of $1,550,000 from MAG Capital, LLC to fund the acquisition. The aggregate principal of notes and warrants to purchase an aggregate of 434,783 shares of common stock. The issuances were made to Mercator Momentum Fund, L.P., Monarch Pointe, Ltd., and M.A.G. Capital, LLC (formerly Mercator Advisory Group, LLC), all of which are related entities. The warrants have a term of three years with an exercise price of $1.15 per share. The value of the warrants was determined using the Black-Scholes pricing model which calculated a value of approximately $490,000 based on a fair value price of $1.14, assuming an expected life of 3 years, a risk-free interest rate of 3.63%, volatility of 260.7%, and no dividend yield. When combined with the face value of the notes, these warrants result in a debt discount with an allocated fair value of approximately $376,480, was recorded as additional a reduction of long-term debt and an increase in additional paid in capital on the balance sheet in accordance with EITF 00-19. This debt discount will be expensed using the effective interest rate method. This debt discount, combined with the stated interest rate of 10%, results in an effective interest rate of approximately 25%.

(B)
Represents the purchase accounting entry recording the acquisition of Jayco for approximately $1,718,000. Receivables and inventories were recorded at the net realizable value. Fixed assets were recorded based on appraised value of $100,000 and will be depreciated over five years using the straight-line method. Intangible assets consisting primarily of patents and customer lists and were recorded based on appraised value of $60,000 and will be amortized over two years using the straight-line method. Goodwill represents the excess of the purchase price over the fair value of the net assets acquired, plus additional direct acquisition costs totaling $358,471 primarily consisting of legal fees of approximately $155,000, professional fees of approximately $35,000, and incurred costs to continue business with certain key inventory suppliers of approximately $168,471. The legal and professional fees are recorded as an increase in general and administration expenses.

(C)	M-Wave assumed certain limited obligations as described in Note 3(B) above. M-Wave did not carry over any historical equity of Jayco.
(D)	Represents non-recurring Jayco expenses consisting of lease abandonment costs of approximately $915,000 and judgments recorded against Jayco of approximately $176,000.
(E)	Represents the amortization of intangible assets acquired in Note (B) above.
(F)
Represents non-recurring M-Wave expenses including impairment charges on M-Wave’s investment in Am-Wave, LLC that was dissolved in 2004; stock compensation expenses recorded for warrants issued; trade debt forgiveness recorded in 2004 that represented forgiveness of M-Wave’s obligations to vendors; and recovery of note receivable relating to M-Wave’s receipt of shares in Integrated Performance Systems, Inc. in 2004 to satisfy a note receivable that had been written off in a prior year.

(G)
Represents increased interest expenses relating to the debt placement. Included in this expense is cash related interest expense totaling $155,000 based on the stated interest rate in Note (A), and the non-cash interest expense of $125,493 relating to the amortized portion of the debt discount described in Note (A).